Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Investors Title Company
Chapel Hill, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-109279, and 333-161209) on Forms S-8 of Investors Title Company of our reports dated March 13, 2015, with respect to the consolidated financial statements and schedules of Investors Title Company and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2014 annual report on Form 10-K of Investors Title Company.

/s/ Dixon Hughes Goodman LLP

High Point, North Carolina
March 13, 2015